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                                                              EXHIBIT 10.7 (iii)

                                 AMENDMENT NO. 2
                                     TO THE
                              AMENDED AND RESTATED
                         1985 DEFERRED COMPENSATION PLAN
                     FOR DIRECTORS OF DIEBOLD, INCORPORATED



                Diebold, Incorporated hereby amends the Amended and Restated 1985 Deferred Compensation Plan for Directors (which was last amended and restated effective January 1, 1995) (the "Plan") as hereinafter set forth. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                       I.

                Section 2 of Article II of the Plan is hereby amended to read as follows:

                2. Election to Defer. A Director who desires to defer the payment of all or a portion of his or her Fees for any Year must complete and deliver an Election Agreement substantially in the form attached hereto as Exhibit A to the Secretary of the Corporation no later than the last day of the Year prior to the Year for which the Fees would otherwise be paid; provided, however, that (a) any person who is presently a Director may make an election to defer payment of Fees payable in calendar Year 1985 but after the effective date of this Plan by delivering the Election Agreement to the Secretary of the Corporation prior to July 1, 1985 and (b) any Director hereafter elected to the Board of Directors of the Corporation who was not a Director on the preceding December 31 may make an election to defer payment of Fees for the Year in which he is elected to the Board of Directors by delivering the Election Agreement to the Secretary of the Corporation within thirty (30) days of such election. A Director who timely delivers the Election Agreement to the Secretary of the Corporation shall be a Participant. An Election Agreement, once timely delivered, shall be effective for all Fees for the succeeding Year (or a current year in the case of a newly elected Director or a person presently serving as a Director) and shall continue to be effective from Year to Year until terminated or modified by written notice to the Secretary of the Corporation. Except as provided for in Subsection (ii) of Section 5 of this Article, in order to be effective to revoke or modify an election to defer fees otherwise payable in any particular Year, a revocation or modification must be delivered prior to the beginning of the Year for which such Fees are payable.

                                      II.

                Section 5 of Article II of the Plan is hereby amended to read as follows:

                5. Payment of Account. (i) The amount of a Participant's Account shall be paid to the Participant in a lump sum or in a number of approximately equal quarterly installments (not to exceed 40), as designated by the Participant on the Election Agreement. The amount of the Account remaining unpaid shall continue to be credited with gains, losses and earnings, as provided in Section 4 of this Article. The lump sum payment or the first quarterly

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installment, as the case may be, shall be made on the first day of the calendar quarter following the end of the period of deferral as specified in Section 3 of this Article.

                (ii) Notwithstanding the terms as originally designated by a Participant on the Election Agreement, but subject to the approval of the Committee as described below in this Subsection, Participant may make a subsequent election requesting a change in the period of deferral (subject to the limitations set forth in Section 3 of this Article and subject to the requirement that the period of deferral must be at least 180 days from the effective date of the subsequent election) and/or the form of payment (subject to the limitations set forth in this Section 5). Such subsequent election shall be in writing on a form provided by the Corporation, which form must be filed with the Corporation (a) at a time at which the Participant is a Director of the Corporation and (b), except as described below in the sentence that immediately follows, at least 180 days prior to the date on which the Participant otherwise would be entitled to receive the payment or payments that are the subject of the subsequent election. The 180-day notice requirement described in (b) above, and the 180-day deferral period requirement described above, however, do not apply in the case where the Participant otherwise would be entitled to receive such payment or payments following an involuntary termination of the Participant's service as a Director, including by reason of death or disability. Payment of benefits pursuant to the subsequent election of a Participant under this Subsection is subject to the approval of the Committee, which may, at its discretion, approve or withdraw its prior approval of such subsequent election at any time prior to the date the payment or payments are actually paid to the Participant, and instead require that benefits be paid as closely as reasonably practical in accordance with the latest valid election of the Participant.

                Executed at North Canton, Ohio on this 5th day of February,
2003.